UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
          PURSUANT TO RULE 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13D-2(B)

                                (AMENDMENT NO. __ )*

                            Arbinet-thexchange, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    03875p100
      ---------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)


      |X|   Rule 13d-1(d)

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 16 pages

                                  SCHEDULE 13G

ISSUER: Arbinet-theexhcange, Inc.                           CUSIP NO.: 03875P100

--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      J.P. Morgan Partners (23A SBIC), LLC
      13-3986302
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a) [_]
      (b) [_]
--------------------------------------------------------------------------------

3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization Delaware

--------------------------------------------------------------------------------
Number of Shares                Sole Voting
Beneficially Owned       5.     Power           1,320,958 shares of Common Stock
by Each Reporting    -----------------------------------------------------------
Person With:             6.     Shared Voting Power
                     -----------------------------------------------------------
                         7.     Sole Dispositive Power 1,320,958 shares of
                                Common Stock
                     -----------------------------------------------------------
                         8.     Shared Dispositive Power

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each
      Reporting Person                          1,320,958 shares of Common Stock
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions)                                             [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in    5.7%
      Row (9)
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions) PN

--------------------------------------------------------------------------------


                               Page 2 of 16 pages

                                  SCHEDULE 13G

ISSUER: Arbinet-theexhcange, Inc.                           CUSIP NO.: 03875P100

--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      J.P. Morgan SBIC, LLC
      13-4133600
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a) [_]
      (b) [_]
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place
      of Organization           Delaware
--------------------------------------------------------------------------------
Number of Shares                Sole Voting
Beneficially Owned       5.     Power           394,218 shares of Common Stock
by Each Reporting    -----------------------------------------------------------
Person With:             6.     Shared Voting
                                Power
                     -----------------------------------------------------------
                         7.     Sole Dispositive
                                Power           394,218 shares of Common Stock
                     -----------------------------------------------------------
                         8.     Shared Dispositive
                                Power
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each
      Reporting Person                          394,218 shares of Common Stock
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions)                                      [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in    1.6%
      Row (9)
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)  PN

--------------------------------------------------------------------------------


                               Page 3 of 16 pages

                                  SCHEDULE 13G

ISSUER: Arbinet-theexhcange, Inc.                           CUSIP NO.: 03875P100

--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Sixty Wall Street SBIC Fund, L.P.
      13-3804114
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a) [_]
      (b) [_]
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place
      of Organization           Delaware
--------------------------------------------------------------------------------
Number of Shares         5.     Sole Voting
Beneficially Owned              Power             100,587 shares of Common Stock
by Each Reporting    -----------------------------------------------------------
Person With:             6.     Shared Voting
                                Power
                     -----------------------------------------------------------
                         7.     Sole Dispositive
                                Power             100,587 shares of Common Stock
                     -----------------------------------------------------------
                         8.     Shared Dispositive
                                Power
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each
      Reporting Person                            100,587 shares of Common Stock
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in    .4%
      Row (9)
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)  PN

--------------------------------------------------------------------------------



                               Page 4 of 16 pages

                                  SCHEDULE 13G

ISSUER: Arbinet-theexhcange, Inc.                           CUSIP NO.: 03875P100

--------------------------------------------------------------------------------

ITEM 1.

            (A)   NAME OF ISSUER:

                  Arbinet-theexchange, Inc.


                  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  120 ALBANY STREET, TOWER II, SUITE 450
                  NEW BRUNSWICK, N.J. 08901

ITEM 2.

            (A)   NAME OF PERSON FILING:

                  J.P. Morgan Partners (23A SBIC), L.P. ("JPMP 23A SBIC")

                  J.P. Morgan SBIC, LLC ("Morgan SBIC")

                  Sixty Wall Street SBIC Fund, L.P. (Sixty WSF SBIC")

            information relating to the ownership and control of the person filing this statement is included in Exhibit 2(a) attached hereto.

            (B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  1221 Avenue of the Americas
                  New York, New York 10020

            (C)   CITIZENSHIP:

                  Delaware

            (D)   TITLE OF CLASS OF SECURITIES (OF ISSUER):

                  Common Stock

            (E)   CUSIP NUMBER:

                  038715p100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS. SS. 240. 13D-1(B) OR 240. 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4. OWNERSHIP

            (A)   AMOUNT BENEFICIALLY OWNED:

                  JPMP 23A SBIC: 1,320,958

                  Morgan SBIC: 394,218


                               Page 5 of 16 pages

                                  SCHEDULE 13G

ISSUER: Arbinet-theexhcange, Inc.                           CUSIP NO.: 03875P100

--------------------------------------------------------------------------------

                  Sixty WSF SBIC: 100,587

            (B)   PERCENT OF CLASS:

                  JPMP SBIC:  5.7% (AS OF DECEMBER 31, 2004)

                  MORGAN SBIC:  1.6% (AS OF  DECEMBER 31, 2004)

                  SIXTY WSF SBIC:  .4% (AS OF DECEMBER 31, 2004)

            (C)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)   JPMP SBIC: 1,320,958
                        Morgan SBIC: 394,218
                        Sixty WSF SBIC: 100,587

                  (ii)  Not applicable

                  (iii) JPMP SBIC: 1,320,958
                        Morgan SBIC: 394,218
        `               Sixty WSF SBIC: 100,587

                  (iv)  Not applicable

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.CERTIFICATION

            Not applicable.



                               Page 6 of 16 pages

                                  SCHEDULE 13G

ISSUER: Arbinet-theexhcange, Inc.                           CUSIP NO.: 03875P100

--------------------------------------------------------------------------------

                                   SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2005

                                        J.P. MORGAN PARTNERS (23A SBIC), L.P.


                                        By:  J.P. Morgan Partners
                                             (23A SBIC Manager)., Inc.,
                                             Its General Partner


                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                             Name:  Jeffrey C. Walker
                                             Title: President


                                        J.P. MORGAN SBIC LLC



                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                             Name:  Jeffrey C. Walker
                                             Title: President


                                        SIXTY WALL STREET SBIC FUND, L.P.

                                        By:  Sixty Wall Street SBIC Corporation,
                                             as general partner



                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                             Name:  Jeffrey C. Walker
                                             Title: President


                               Page 7 of 16 pages

                                  SCHEDULE 13G

ISSUER: Arbinet-theexhcange, Inc.                           CUSIP NO.: 03875P100

--------------------------------------------------------------------------------

                                  EXHIBIT 2(A)

This statement is being filed by J.P. Morgan Partners (23A SBIC), L.P., a Delaware limited partnership (hereinafter referred to as "JPMP (23A SBIC)") whose principal business is located at 1221 Avenue of the Americas, New York, NY 10020. JPMP (23A SBIC) is engaged in the venture capital and leveraged buyout business. The General Partner of JPMP (23A SBIC) is J.P. Morgan Partners (23A SBIC Manager), Inc., a Delaware corporation (hereinafter referred to as "JPMP (23A Manager)"), whose principal business office is located at the same address as JPMP (23A SBIC). JPMP (23A Manager) is also engaged in the venture capital and leveraged buyout business. Set forth in Schedule A hereto and incorporated herein by reference are the names, business addresses, principal occupations and employment of each executive officer and director of JPMP (23A Manager). As general partner of JPMP (23A SBIC), JPMP (23A Manager) may be deemed to beneficially own the shares held by JPMP (23A SBIC).

JPMP (23A Manager) is a wholly owned subsidiary of JPMorgan Chase Bank National Associates, a National Banking Association, (hereinafter referred to as "JPM Chase Bank") which is engaged in the commercial banking business with its principal office located at 270 Park Avenue, New York, New York 10017. Set forth in Schedule B hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of Chase Bank.

This Statement is also being filed by (i) J.P. Morgan SBIC LLC, a Delaware limited liability company (hereinafter referred to as "Morgan SBIC"), whose principal office is located at the same address as JPMP SBIC and (iii) Sixty Wall Street SBIC Fund, L.P., a Delaware limited partnership (hereinafter referred to as "Sixty WSF SBIC"), whose principal office is located at the same address as JPMP SBIC.

Each of Morgan SBIC and Sixty WSF SBIC is also engaged in the venture capital and leveraged buyout business. Set forth in Schedule C hereto and incorporated herein by reference are the names, business address and employments of each executive officer and director of Morgan SBIC. Morgan SBIC is a wholly-owned subsidiary of JPMP Capital, LLC, a Delaware limited liability company (hereinafter referred to as "JPMP Captial), whose principal business office is located at the same address as JPMP SBIC. JPMP Capital is also engaged in the venture capital and leveraged buyout business. Set forth in Schedule D hereto and incorporated herein by reference are the names, business addresses and employments of each executive officer and director of JPMP Capital.

The general partner of Sixty WSF SBIC is Sixty Wall Street SBIC Corporation, a Delaware corporation, whose principal business address is located at the same address as JPMP SBIC (hereinafter referred to as "Sixty Wall Corp."). Sixty Wall Corp. is also engaged in the venture capital and leveraged buyout business. Set forth in Schedule E hereto and incorporated herein by references are the names, business addresses, principal occupations and employments of each executive officer and director of Sixty Wall Corp. As the general partner of Sixty Wall, Sixty Wall Corp. may be deemed to beneficially own the shares held by Sixty Wall.

Each of JPM Chase Bank, JPMP Capital and Sixty Wall Corp. is a wholly owned subsidiary of JPMorgan Chase & Co., a Delaware corporation (hereinafter referred to as "JP Morgan Chase") which is engaged (primarily through subsidiaries) in the commercial banking business with its principal office located at 270 Park Avenue, New York, New York 10017. Set forth in Schedule F hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JP Morgan Chase.


                               Page 8 of 16 pages

                                  SCHEDULE 13G

ISSUER: Arbinet-theexhcange, Inc.                           CUSIP NO.: 03875P100

--------------------------------------------------------------------------------

                                                                      SCHEDULE A

                        J.P. MORGAN PARTNERS (SBIC), LLC

                              EXECUTIVE OFFICERS (1)

President                                        Jeffrey C. Walker*
Chief Investment Officer                         Arnold L. Chavkin*
Managing Director                                Srinivas Akkaraju*
Managing Director                                Christopher Albinson*
Managing Director                                Dr. Dana Beth Ardi*
Managing Director                                Richard Aube*
Managing Director                                Christopher C. Behrens*
Managing Director                                John Breckenridge*
Managing Director                                Julie Casella-Esposito*
Managing Director                                Rodney A. Ferguson*
Managing Director                                Cornell P. French*
Managing Director                                Michael R. Hannon*
Managing Director                                Matthew Lori*
Managing Director                                Jonathan R. Lynch*
Managing Director                                Bryan Martin*
Managing Director                                Sunil Mishra*
Managing Director                                Stephen P. Murray*
Managing Director                                Timothy Purcell*
Managing Director                                John Reardon*
Managing Director                                Faith Rosenfeld*
Managing Director                                Shahan D. Soghikian*
Managing Director                                William Stuck*
Managing Director                                Patrick J. Sullivan*
Managing Director                                Timothy J. Walsh*
Managing Director                                Richard D. Waters, Jr. *
Managing Director                                Damion E. Wicker, M.D.*


                                  DIRECTORS(1)

                               Jeffrey C. Walker*


--------

(1)   Each of whom is a United States citizen.

* Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.



                               Page 9 of 16 pages

                                  SCHEDULE 13G

ISSUER: Arbinet-theexhcange, Inc.                           CUSIP NO.: 03875P100

--------------------------------------------------------------------------------

                                                                      SCHEDULE B

                    JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

                             EXECUTIVE OFFICERS (1)

Chairman of the Board and Chief Executive Officer       William B. Harrison Jr.*
President and Chief Operating Officer                   James Dimon*
Chief Information Officer                               Austin A. Adams*
Co-Chairman, Investment Bank                            Steven D. Black*
Chief Executive Officer, Card Services                  William I. Campbell*
Chief Financial Officer                                 Michael J. Cavanagh*
Chairman, West Coast Region                             David A. Coulter*
Director of Human Resources, Head of Real Estate
 /Facilities, General Services, Security                John J. Farrell*
Co-General Counsel                                      Joan Guggenheimer*
Director of Corporate Marketing and Communications      Frederick W. Hill*
Head, Commercial Banking                                Samuel Todd Maclin*
Head, Strategy and Business Development                 Jay Mandelbaum*
Co-General Counsel                                      William H. McDavid*
Chief Executive Officer, Treasury
 & Securities Services                                  Heidi Miller*
Head, Retail Financial Services                         Charles W. Scharf*
Executive Vice President, Card Services                 Richard J. Srednicki*
Head, Asset & Wealth Management                         James E. Staley*
Chief Risk Officer                                      Don M. Wilson III*
Co-Chairman, Investment Bank                            William T. Winters*


------------

1     Each of whom is a United States citizen.

* Principal occupation is employee or officer of JPMorgan Chase & Co. Business address is c/o JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017.



                               Page 10 of 16 pages

                                  SCHEDULE 13G

ISSUER: Arbinet-theexhcange, Inc.                           CUSIP NO.: 03875P100

--------------------------------------------------------------------------------

                                  DIRECTORS(1)


                                      PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                  BUSINESS OR RESIDENCE ADDRESS
--------------------------------------------------------------------------------
 William B. Harrison, Jr.             Chairman and Chief Executive Office
                                      JPMorgan Chase & Co.
                                      270 Park Avenue
                                      New York, New York 10017
--------------------------------------------------------------------------------
 James Dimon                          President and Chief Operating Officer
                                      JPMorgan Chase & Co.
                                      270 Park Avenue
                                      New York, New York 10017
--------------------------------------------------------------------------------
 David A. Coulter                     Chairman, West Coast Region
                                      JPMorgan Chase & Co.
                                      270 Park Avenue
                                      New York, New York 10017
--------------------------------------------------------------------------------
 Michael J. Cavanaugh                 Chief Financial Officer
                                      JPMorgan Chase & Co.
                                      270 Park Avenue
                                      New York, New York 10017
--------------------------------------------------------------------------------
 Charles W. Scharf                    Head of Retail Financial Services
                                      JPMorgan Chase & Co.
                                      270 Park Avenue
                                      New York, New York 10017
--------------------------------------------------------------------------------
 Don M. Wilson III                    Chief Risk Officer
                                      JPMorgan Chase & Co.
                                      270 Park Avenue
                                      New York, New York 10017
--------------------------------------------------------------------------------

----------
(1)   Each of whom is a United States citizen.


                               Page 11 of 16 pages

                                  SCHEDULE 13G

ISSUER: Arbinet-theexhcange, Inc.                           CUSIP NO.: 03875P100

--------------------------------------------------------------------------------

                                                                      SCHEDULE C

                              J. P. MORGAN SBIC LLC

                              EXECUTIVE OFFICERS(1)

President                                               Jeffrey C. Walker*
Chief Investment Officer                                Arnold L. Chavkin*
Managing Director                                       Srinivas Akkaraju*
Managing Director                                       Christopher Albinson*
Managing Director                                       Dr. Dana Beth Ardi*
Managing Director                                       Richard Aube*
Managing Director                                       Christopher C. Behrens*
Managing Director                                       John Breckenridge*
Managing Director                                       Julie Casella-Esposito*
Managing Director                                       Rodney A. Ferguson*
Managing Director                                       Cornell P. French*
Managing Director                                       Michael R. Hannon*
Managing Director                                       Matthew Lori*
Managing Director                                       Jonathan R. Lynch*
Managing Director                                       Bryan Martin*
Managing Director                                       Sunil Mishra*
Managing Director                                       Stephen P. Murray*
Managing Director                                       Timothy Purcell*
Managing Director                                       John Reardon*
Managing Director                                       Faith Rosenfeld*
Managing Director                                       Shahan D. Soghikian*
Managing Director                                       William Stuck*
Managing Director                                       Patrick J. Sullivan*
Managing Director                                       Timothy J. Walsh*
Managing Director                                       Richard D. Waters, Jr. *
Managing Director                                       Damion E. Wicker, M.D.*

                                  DIRECTORS(1)

                               Jeffrey C. Walker*

----------
(1)   Each of whom is a United States citizen.
* Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.


                               Page 12 of 16 pages

                                  SCHEDULE 13G

ISSUER: Arbinet-theexhcange, Inc.                           CUSIP NO.: 03875P100

--------------------------------------------------------------------------------


                                                                      SCHEDULE D

                                JPMP CAPITAL LLC

                              EXECUTIVE OFFICERS(1)

President                                            Jeffrey C. Walker*
Chief Investment Officer                             Arnold L. Chavkin*
Managing Director                                    Srinivas Akkaraju*
Managing Director                                    Christopher Albinson*
Managing Director                                    Dr. Dana Beth Ardi*
Managing Director                                    Richard Aube*
Managing Director                                    Christopher C. Behrens*
Managing Director                                    John Breckenridge*
Managing Director                                    Julie Casella-Esposito*
Managing Director                                    Rodney A. Ferguson*
Managing Director                                    Cornell P. French*
Managing Director                                    Michael R. Hannon*
Managing Director                                    Matthew Lori*
Managing Director                                    Jonathan R. Lynch*
Managing Director                                    Bryan Martin*
Managing Director                                    Sunil Mishra*
Managing Director                                    Stephen P. Murray*
Managing Director                                    Timothy Purcell*
Managing Director                                    John Reardon*
Managing Director                                    Faith Rosenfeld*
Managing Director                                    Shahan D. Soghikian*
Managing Director                                    William Stuck*
Managing Director                                    Patrick J. Sullivan*
Managing Director                                    Timothy J. Walsh*
Managing Director                                    Richard D. Waters, Jr. *
Managing Director                                    Damion E. Wicker, M.D.*

                                  DIRECTORS(1)

                               Jeffrey C. Walker*

----------

(1)   Each of whom is a United States citizen.

* Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.



                               Page 13 of 16 pages

                                  SCHEDULE 13G

ISSUER: Arbinet-theexhcange, Inc.                           CUSIP NO.: 03875P100

--------------------------------------------------------------------------------

                                                                      SCHEDULE E

                       SIXTY WALL STREET SBIC CORPORATION

                               EXECUTIVE OFFICERS(1)

President                                                Jeffrey C. Walker*
Chief Investment Officer                                 Arnold L. Chavkin*
Managing Director                                        Srinivas Akkaraju*
Managing Director                                        Christopher Albinson*
Managing Director                                        Dr. Dana Beth Ardi*
Managing Director                                        Richard Aube*
Managing Director                                        Christopher C. Behrens*
Managing Director                                        John Breckenridge*
Managing Director                                        Julie Casella-Esposito*
Managing Director                                        Rodney A. Ferguson*
Managing Director                                        Cornell P. French*
Managing Director                                        Michael R. Hannon*
Managing Director                                        Matthew Lori*
Managing Director                                        Jonathan R. Lynch*
Managing Director                                        Bryan Martin*
Managing Director                                        Sunil Mishra*
Managing Director                                        Stephen P. Murray*
Managing Director                                        Timothy Purcell*
Managing Director                                        John Reardon*
Managing Director                                        Faith Rosenfeld*
Managing Director                                        Shahan D. Soghikian*
Managing Director                                        William Stuck*
Managing Director                                        Patrick J. Sullivan*
Managing Director                                        Timothy J. Walsh*
Managing Director                                        Richard D. Waters, Jr.*
Managing Director                                        Damion E. Wicker, M.D.*

                                  DIRECTORS(1)

                               Jeffrey C. Walker*
----------

(1)   Each of whom is a United States citizen.
* Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.


                               Page 14 of 16 pages

                                  SCHEDULE 13G

ISSUER: Arbinet-theexhcange, Inc.                           CUSIP NO.: 03875P100

--------------------------------------------------------------------------------
                                                                      SCHEDULE F

                              JPMORGAN CHASE & CO.

                              EXECUTIVE OFFICERS(1)

Chairman of the Board and Chief Executive Officer      William B. Harrison Jr.*
President and Chief Operating Officer                  James Dimon*
Chief Information Officer                              Austin A. Adams*
Co-Chairman, Investment Bank                           Steven D. Black*
Chief Executive Officer, Card Services                 William I. Campbell*
Chief Financial Officer                                Michael J. Cavanagh*
Chairman, West Coast Region                            David A. Coulter*
Director of Human Resources, Head of Real Estate/
 Facilities, General Services, Security                John J. Farrell*
Co-General Counsel                                     Joan Guggenheimer*
Director of Corporate Marketing and Communications     Frederick W. Hill*
Head, Commercial Banking                               Samuel Todd Maclin*
Head, Strategy and Business Development                Jay Mandelbaum*
Co-General Counsel                                     William H. McDavid*
Chief Executive Officer, Treasury
 & Securities Services                                 Heidi Miller*
Head, Retail Financial Services                        Charles W. Scharf*
Executive Vice President, Card Services                Richard J. Srednicki*
Head, Asset & Wealth Management                        James E. Staley*
Chief Risk Officer                                     Don M. Wilson III*
Co-Chairman, Investment Bank                           William T. Winters*


----------
(1)   Each of whom is a United States citizen.
* Principal occupation is employee or officer of JPMorgan Chase & Co. Business address is c/o JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017.


                               Page 15 of 16 pages

                                  SCHEDULE 13G

ISSUER: Arbinet-theexhcange, Inc.                           CUSIP NO.: 03875P100

--------------------------------------------------------------------------------


                                  DIRECTORS(1)

 NAME                                     PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                          BUSINESS OR RESIDENCE ADDRESS
--------------------------------------------------------------------------------
 Hans W. Becherer                         Retired Chairman of the Board and
                                          Chief Executive Officer
                                          Deere & Company
                                          c/o JPMorgan Chase & Co.
                                          270 Park Avenue
                                          New York, New York 10017
--------------------------------------------------------------------------------
 John H. Biggs                            Former Chairman and CEO
                                          TIAA - CREF
                                          c/o JPMorgan Chase & Co.
                                          270 Park Avenue
                                          New York, New York 10017
--------------------------------------------------------------------------------
 Lawrence A. Bossidy                      Retired Chairman of the Board
                                          Honeywell International Inc.
                                          c/o JPMorgan Chase & Co.
                                          270 Park Avenue
                                          New York, New York 10017
--------------------------------------------------------------------------------
 Stephen B. Burke                         President
                                          Comcast Cable Communications, Inc.
                                          c/o JPMorgan Chase & Co.
                                          270 Park Avenue
                                          New York, New York 10017
--------------------------------------------------------------------------------
James S. Crown                            President
                                          Henry Crown and Company
                                          c/o JPMorgan Chase & Co.
                                          270 Park Avenue
                                          New York, New York 10017
--------------------------------------------------------------------------------
James Dimon                               President and Chief Operating Officer
                                          JPMorgan Chase & Co.
                                          270 Park Avenue, 8th Floor
                                          New York, New York 10017-2070
--------------------------------------------------------------------------------
Ellen V. Futter                           President and Trustee
                                          American Museum of Natural History
                                          c/o JPMorgan Chase & Co.
                                          270 Park Avenue
                                          New York, New York 10017
--------------------------------------------------------------------------------
 William H. Gray, III                     Retired President and Chief
                                          Executive Officer
                                          The College Fund/UNCF
                                          c/o JPMorgan Chase & Co.
                                          270 Park Avenue
                                          New York, New York 10017
--------------------------------------------------------------------------------
 William B. Harrison, Jr.                 Chairman of the Board and
                                          Chief Executive Officer
                                          JPMorgan Chase & Co.
                                          270 Park Avenue, 8th Floor
                                          New York, New York  10017-2070
--------------------------------------------------------------------------------
 Laban P. Jackson, Jr.                    Chairman and Chief Executive Officer
                                          Clear Creek Properties, Inc.
                                          c/o JPMorgan Chase & Co.
                                          270 Park Avenue
                                          New York, New York 10017
--------------------------------------------------------------------------------
 Lee R. Raymond                           Chairman of the Board and
                                          Chief Executive Officer
                                          Exxon Mobil Corporation
                                          c/o JPMorgan Chase & Co.
                                          270 Park Avenue
                                          New York, New York 10017
--------------------------------------------------------------------------------
 John W. Kessler                          Owner
                                          John W. Kessler Company
                                          c/o JPMorgan Chase & Co.
                                          270 Park Avenue
                                          New York, New York 10017
--------------------------------------------------------------------------------
Robert I. Lipp                            Chairman
                                          The St. Paul Travelers Companies, Inc.
                                          c/o JPMorgan Chase & Co.
                                          270 Park Avenue
                                          New York, New York 10017
--------------------------------------------------------------------------------
 Richard A. Monoogian                     Chairman and Chief Executive Officer
                                          Masco Corporation
                                          c/o JPMorgan Chase & Co.
                                          270 Park Avenue
                                          New York, New York 10017
--------------------------------------------------------------------------------
 David C. Novak                           Chairman and Chief Executive Officer
                                          Yum! Brands, Inc.
                                          c/o JPMorgan Chase & Co.
                                          270 Park Avenue
                                          New York, New York 10017
--------------------------------------------------------------------------------
 John R. Stafford                         Retired Chairman of the Board
                                          Wyeth
                                          c/o JPMorgan Chase & Co.
                                          270 Park Avenue
                                          New York, New York 10017
--------------------------------------------------------------------------------

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(1)   Each of whom is a United States citizen.


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